Exhibit 3.1

SERVICE PROPERTIES TRUST

ARTICLES OF AMENDMENT

Service Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of Article V of the Declaration of Trust of the Trust (the “Declaration”) is hereby amended to increase the number of Shares (as defined therein) that the Trust has authority to issue to 1,000,000,000 and the number of Common Shares (as defined therein) that the Trust has authority to issue to 900,000,000.

SECOND: The amendment to the Declaration as set forth above has been duly approved by the Board of Trustees of the Trust. Pursuant to Section 8-203(a)(8) of the Maryland REIT Law and Article V, Section 5.1 of the Declaration, no shareholder approval is required.

THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 300,000,000, consisting of 200,000,000 Common Shares, $.01 par value per share, and 100,000,000 preferred shares of beneficial interest, without par value (“Preferred Shares”), having an aggregate par value of $2,000,000.

FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to this amendment is 1,000,000,000, consisting of 900,000,000 Common Shares, $.01 par value per share, and 100,000,000 Preferred Shares, without par value, having an aggregate par value of $9,000,000.

FIFTH: The undersigned Chief Financial Officer and Treasurer of the Trust acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer and Treasurer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Secretary on this 30th day of March, 2026.

ATTEST:		SERVICE PROPERTIES TRUST

By:	/s/ Lindsey A. Getz	By:	/s/ Brian E. Donley
Name: Lindsey A. Getz		Name: Brian E. Donley
Title: Secretary		Title: Chief Financial Officer and Treasurer

[Signature Page to SVC Articles of Amendment]